EXHIBIT 99

Explanation of Responses

On November 1, 2007 (the “Closing Date”), WPM, L.P., a Delaware limited partnership (“WPM”), purchased 29,732,214 shares of Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Metavante Technologies, Inc. (formerly known as Metavante Holding Company), a Wisconsin Corporation (the “Issuer”), for an aggregate purchase price of $625 million, pursuant to an Investment Agreement, dated as of April 3, 2007, among the Issuer, M&I LLC (formerly known as Marshall & Ilsley Corporation), a Wisconsin limited liability company (“M&I”), Metavante Corporation, a Wisconsin corporation, Montana Merger Sub Inc., a Wisconsin corporation, and WPM (the “Investment Agreement”).

In order to facilitate the structure of the transactions contemplated by the Investment Agreement, at 12:01 a.m. Eastern Daylight Time on the day following the Closing Date, each outstanding share of the Class A Common Stock automatically converted into one share of the Issuer’s common stock, par value $0.01 per share (“Common Stock”). At that time, the rights of WPM with respect to shares of converted Class A Common Stock ceased and WPM was deemed to have become the holder of an equivalent number of shares of Common Stock.

WPM acquired additional shares of Common Stock pursuant to the exercise of its stock purchase rights under that certain Stock Purchase Right Agreement between WPM and the Issuer, dated November 1, 2007 (the “Original SPRA”) and that certain Amended and Restated Stock Purchase Right Agreement between WPM and the Issuer, dated August 21, 2008 (the “Amended and Restated SPRA”). The Original SPRA was included as Exhibit 5 to Schedule 13D with respect to the Issuer, filed by WPM et al. on November 8, 2007 with the Securities and Exchange Commission (the “SEC”) and is incorporated herein by reference. The Amended and Restated SPRA was included as Exhibit 5 to Amendment No. 2 to Schedule 13D with respect to the Issuer, filed by WPM et al. on September 16, 2008 with the SEC and is incorporated herein by reference.

On October 1, 2009, the Issuer and Fidelity National Information Services, Inc. (“FIS”) closed their previously announced transaction whereby the Issuer was merged with and into Cars Holdings, LLC (“Merger Sub”), a wholly-owned subsidiary of FIS (the “Merger”). The separate corporate existence of the Issuer ceased upon consummation of the Merger. Pursuant to that certain Agreement and Plan of Merger, dated as of March 31, 2009, among the Issuer, FIS and Merger Sub, the Issuer’s shareholders received 1.35 shares of FIS common stock in exchange for each share of the Issuer’s common stock that they owned on the effective date of the Merger. Shareholders were paid cash in lieu of receiving any fractional shares of FIS common stock.

Immediately prior to the effective date of the Merger, WPM was the direct record owner of 29,784,274 shares of Common Stock. WPM GP, LLC, a Delaware limited liability company (“WPM GP”), is the sole general partner of WPM. Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”), is the sole member of WPM GP. Warburg Pincus IX LLC, a New York limited liability company (“WP IX LLC”), is the sole general partner of WP IX. Warburg Pincus Partners, LLC, a New York limited liability company (“WP Partners”), is the sole member of WP IX LLC. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WP Partners. Warburg Pincus LLC, a New York limited liability company (“WP LLC”), manages WP IX. Messrs. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPM. Each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaim beneficial ownership of all shares of both the Issuers’ Class A Common Stock and Common Stock except to the extent of any indirect pecuniary interest therein.

Adarsh Sarma, the reporting person, who became a director of the Issuer on November 1, 2007, upon the completion of the transactions contemplated by the Investment Agreement, became a managing director and member of WP LLC on January 1, 2009. As such, Mr. Sarma may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities reported as beneficially owned by WPM. Mr. Sarma disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein.